Exhibit 99.1

April 26, 2010	Symbol: BER
(TSX.V)

BE Resources receives Warm Springs Drilling Permit

TORONTO, ONTARIO – BE Resources Inc. (TSX.V: BER) (“BE” or the “Company”) is pleased to announce that it has been granted a permit by the New Mexico Mining and Minerals Division (MMD) to begin drilling its Warm Springs Beryllium Property in New Mexico, U.S.A.

The permit allows BE to proceed with a 5 hole program (1,500 metres). This initial Phase I program is designed to confirm the outer dimensions of the beryllium bearing zone and determine the extent and size of beryllium mineralization. Subject to obtaining a further permit, this initial Phase I program is expected to be followed by a 20 hole program to begin tonnage delineation of beryllium mineralization and establish an initial NI 43-101 resource calculation. Financing is required to carry out these drilling programs.

“Historical exploration results at the Warm Springs project point to substantial ore thicknesses,” said Mr. David Tognoni, President & CEO of BE Resources. “We are excited to be advancing this project toward delineation drilling based on encouraging Landsat, ground geophysics and positive historical exploration activities. We hope the proposed drill program will give BE the foundation to rapidly establish a NI 43-101 compliant resource.”

David Tognoni, P. Geo., BE’s President & CEO, is the Qualified Person as defined under National Instrument 43-101and is responsible for the scientific and technical information discussed and has reviewed this press release.

About Beryllium

Beryllium is a lightweight, high value metal possessing unique mechanical and thermal properties. The Global Beryllium market is estimated at $2 billion+ annually. World beryllium consumption has grown 90% since 2005 and has a very large unrealized potential for growth. Beryllium is 1/3 lighter than aluminum, 6 times stronger than steel, has a very high melting point of 2349 degrees F or 1287 degrees C) and is excellent conductor of electricity. Commercial uses of beryllium include aircraft and military weapons and mass market consumer electronics such as cell phones, ipods and HD televisions.

The U.S. Govt. has classified Beryllium as a ‘Strategic and Critical’ metal as it is used in many domestic, military and commercial high performance applications. There is a U.S. government recommendation to ensure long-life domestic supplies and development of domestic processing facilities for beryllium.

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs Beryllium project in New Mexico. For more information please visit the BE’s website at www.be-res.com.

Disclaimer

Certain statements contained in this news release may contain forward-looking information within the meaning of Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “expects”, “believes”,“may”, “will” and include, without limitation, statements regarding the company’s plan to begin drilling, expectations of being able to establish NI 43-101 compliant mineral resources and projections regarding mineralization. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, the lack of funds to carry out drilling, financing risks, metal prices, risks inherent in the mining industry, labour risks, equipment and supply risks, title disputes, regulatory risks and environmental concerns and other factors identified in regulatory filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2009. Most of these factors are outside the control of the company. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

For further information please contact:

David Tognoni
President & CEO
P.O. Box 682
Elephant Butte, New Mexico
87935

Tel: 575-744-4014

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.